UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 27, 2019

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition of Assets.

On November 22, 2019 Amazing Energy Holdings, LLC (“AEH”) a wholly-owned subsidiary of Amazing Energy Oil & Gas, Co. (together with AEH, “Amazing” or the “Company”) closed on the acquisition of assets consisting of certain oil and gas leases encompassing approximately nine hundred (900) acres, nine (9) oil wells and a saltwater disposal well, all located in Mississippi and generally known as the “Denver Mint Project.” Amazing acquired the Denver Mint Project from multiple parties for approximately three million fifty thousand dollars ($3,050,000).

A copy of the third-party reserve engineering report covering the Denver Mint Project and completed by Moyes & Company is attached hereto as Exhibit 96.1.

Item 8.01	Other Events.

On November 22, 2019 Amazing closed on a financing transaction whereby the Company sold an overriding royalty interest, in and to the Denver Mint Project (the “Denver Mint ORRI”), for the total aggregate sum of four million five hundred thousand and no/100 dollars ($4,500,000). The proceeds of the sale of the Denver Mint ORRI were allocated approximately $3,050,000 toward the acquisition of the Denver Mint Project (See Item 2.01) and the balance of approximately one million four hundred thousand ($1,400,000) toward working capital for the Company.

Pursuant to the Denver Mint ORRI, Amazing will provide total aggregate production of one hundred forty-six thousand four hundred seventy (146,470) barrels of oil (the “Total Production”) to the Denver Mint ORRI recipient over a period of forty-eight (48) months (the “Production Schedule”). The Production Schedule also provides for monthly production requirements, beginning in February, 2020, which range from 280 barrels per month to 4,560 barrels per month (the “Monthly Production”). Once the Monthly Production is met each month the Company retains one hundred percent (100%) of seventy-five percent (75%) of the remaining production.

Section 7.01	Regulation FD Disclosure.

On November 26, 2019 the Company issued a Press Release announcing the acquisition of the Denver Mint Project (See Item 2.01) and the sale of the Denver Mint ORRI (See Item 8.01). A copy of the Press Release is attached hereto as Exhibit 99.1.

Exhibit No.	Document Description
10.1	Crosby 31-11 Assignment
10.2	Crosby 2-12 Assignment
10.3	Dinan Assignment
99.1	Moyes & Company Report
99.2	Press Release: Amazing Energy Closes Financing and Announces Acquisition of Mississippi Assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 27th day of November, 2019.

AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO